EXHIBIT 99

For Immediate Release	For Further Information Contact:
Wednesday, November 2, 2005	Robert E. Phaneuf
Vice President - Corporate Development
(918) 592-0101

VINTAGE PETROLEUM REPORTS THIRD QUARTER RESULTS

EARNINGS INCREASE 164 PERCENT;

2005 TARGETS INCREASED

Tulsa, Oklahoma – Vintage Petroleum, Inc. (NYSE:VPI) today announced net income of $72.2 million, or $1.07 per diluted share, in the third quarter of 2005, a 164 percent increase over income from continuing operations of $27.4 million, or $0.42 per diluted share, in the same quarter last year. This substantial increase was driven by a five percent increase in production from continuing operations and significantly higher oil and gas prices. Net income for the third quarter of 2004 was $27.0 million, or $0.41 per diluted share, including a loss from discontinued operations of $0.4 million, or $0.01 per diluted share.

Cash flow, a non-GAAP measure, was $113.5 million for the third quarter of 2005, up 31 percent from cash flow of $86.8 million in the third quarter of 2004. See the attached table for reconciliations of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $174.9 million for the third quarter of 2005 and $114.0 million for the same quarter in 2004.

Production Up Five Percent

Total third quarter 2005 production from continuing operations of 6.8 million barrels of oil equivalent (BOE) was five percent above the 6.4 million BOE in the third quarter of 2004, despite the negative impact on production from the Gulf Coast hurricanes and a contract oil field worker strike in Argentina. This increase was driven by a 20 percent increase in oil production with Argentina, Yemen and the U.S. each contributing to this growth. The oil increase was partially offset by a 25 percent

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decline in gas production from continuing operations, primarily as a result of production shut-in during the quarter due to the hurricanes in the Gulf Coast, anticipated production declines in certain U.S. fields and reduced market demand in Bolivia compared to the prior-year quarter.

Argentina oil production, before the impact of changes in inventories, in the third quarter of 2005 averaged 31,862 net barrels of oil per day (BOPD), which represents an increase of 16 percent over the 27,480 net BOPD produced in the comparable quarter of 2004. The increase over the prior year’s quarter is primarily a result of additional production resulting from the company’s drilling and workover programs and the company’s acquisition of properties in the San Jorge basin during September 2004. Third quarter production for 2005 and 2004 was negatively impacted by contract oil field worker strikes reducing each quarter’s production by 2,675 net BOPD and 1,760 net BOPD, respectively. The strike impacting the third quarter of 2005 was quickly resolved with production currently above pre-strike levels.

Oil production in Yemen has continued to increase as a result of the company’s ongoing development activities. Production in Yemen for the third quarter of 2005 was 4,685 net BOPD versus 1,886 net BOPD during the third quarter of 2004, before the impact of changes in inventories. The company expects fourth quarter 2005 production to average approximately 5,450 net BOPD (10,450 gross).

U.S. oil production was also higher during the third quarter of 2005, rising five percent over the prior year’s third quarter to average 17,824 net BOPD, driven by the December 2004 acquisition of producing properties in the Gulf Coast area of Alabama and 2005 exploitation successes. Partially offsetting these increases, the company estimates the third quarter of 2005 was reduced by 610 net BOPD as a result of certain wells shut-in for part of the quarter due to the impact of hurricanes Katrina and Rita in the Gulf Coast area. The company estimates it still has approximately 950 net BOPD shut-in as a result of damage from hurricane Katrina.

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Total net gas production from continuing operations was down 25 percent from the prior year’s third quarter. Anticipated lower sales volumes in the domestic market and into Brazil caused Bolivia gas production to decrease 48 percent, or 1,188 MMcf (12,920 Mcf per day). In addition, the company estimates that U.S. gas production for the third quarter of 2005 was reduced by 740 MMcf (8,043 Mcf per day) as a result of the hurricanes in the Gulf Coast. As a result of damage from the hurricanes the company currently has approximately 16,000 net Mcf per day shut-in, most of which is expected to be returned to production by the middle of November 2005. Anticipated natural production declines in certain U.S. fields further contributed to the gas production decrease.

Commodity Prices and Revenues

Including the impact of derivative financial instruments accounted for as hedges, the company’s realized price for oil from continuing operations increased 31 percent to an average of $41.82 per barrel in the third quarter of 2005, compared with last year’s third quarter average price of $31.99 per barrel. The company’s realized price for gas, including the impact of hedges, increased 44 percent to $5.49 per Mcf compared to $3.81 per Mcf in the third quarter of 2004. As a result of the increases in production and oil and gas prices, oil and gas revenues increased 45 percent to $268.1 million for the third quarter of 2005 from $185.5 million in the same quarter of 2004.

Costs and Expenses

Production costs from continuing operations totaled $6.91 per BOE in the third quarter of 2005, which is 30 percent higher than the $5.30 per BOE for the previous year’s quarter. Higher labor costs in Argentina and increased lease power and fuel costs in the U.S. contributed to this increase. In addition, during the third quarter of 2005, the company incurred approximately $0.9 million, or $0.13 per BOE, to repair mudslide damage on its properties in Ventura County, California caused by heavy rains earlier in the year.

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Third quarter export taxes in Argentina increased from $12.8 million in 2004 to $19.2 million in 2005 primarily as a result of the increased export tax rates announced in August 2004 and higher oil prices.

Production, transportation and storage costs combined with production, ad valorem and export taxes (total lease operating expense) increased to $11.80 per BOE in the third quarter of 2005 from $8.76 per BOE in the year-earlier quarter, primarily attributable to increased production taxes, Argentina export taxes and the impact on per BOE costs due to the production interruptions from the Argentina contract labor strike and the Gulf Coast hurricanes.

Exploration costs of $12.4 million for the third quarter of 2005 related primarily to exploration drilling activities in Yemen. Such costs are recoverable under the company’s production sharing contract in Yemen. This compares to exploration costs for the third quarter of 2004 of $12.4 million, which were comprised primarily of dry hole costs in the U.S. and Yemen.

Nine Months Results

Driven by a 14 percent increase in production and significantly higher oil and gas prices, net income for the nine months ended September 30, 2005, was $161.9 million, or $2.40 per diluted share, compared to net income of $83.6 million, or $1.28 per diluted share, for the nine months ended September 30, 2004. Income from 2005 continuing operations of $151.1 million, or $2.24 per diluted share, compares to $80.5 million, or $1.23 per diluted share for the nine months ended September 30, 2004.

The company was required to account for certain oil price swap agreements using mark-to-market accounting during January and February 2005. As a result, the company recorded $41.0 million of derivative losses during the first quarter of 2005. As of September 30, 2005, $21.6 million of these losses had been realized and $19.4 million remained unrealized. Net income for the nine months ended September 30, 2005, was reduced by $11.8 million ($19.4 million pre-tax), or $0.18 per diluted share, related to these unrealized losses. As these oil price swap agreements are settled in future periods, the

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company will report higher oil revenues in those future periods than would have been reported had the unrealized losses not been recognized in the first quarter of 2005. As of March 1, 2005, the company resumed hedge accounting for all of its derivative financial instruments.

Cash flow, a non-GAAP measure, was $323.6 million for the nine months ended September 30, 2005, up 47 percent compared to $219.7 million for the nine months ended September 30, 2004, reflecting the increase in production and oil and gas prices from the first nine months of 2004. See the attached table for reconciliations of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $360.2 million for the nine months ended September 30, 2005, and $256.2 million for the nine months ended September 30, 2004.

2005 Targets Updated

Despite the negative impacts on production of a contract oil field worker strike in Argentina and the hurricanes in the Gulf Coast (estimated to be a reduction of approximately 0.7 million BOE over the third and fourth quarters), the company is maintaining its production target for 2005 at the previously announced 27.3 million BOE. The 27.3 million BOE represents an 11 percent increase over the Company’s 2004 production level from continuing operations of 24.5 million BOE. The ability to maintain the production estimate stems from positive results in the U.S. development drilling and workover programs, production performance of the wells in Yemen and continued success in the development drilling programs in Argentina.

The company has increased its average NYMEX price assumptions for 2005 to $56.50 per barrel of oil and $8.50 per MMBtu of gas versus the previous assumptions of $55.00 per barrel and $7.00 per MMBtu. The company has adjusted its expected net realized prices for gas production as a percent of NYMEX prices during 2005 to be 67 percent versus the previous target of 70 percent due to the dramatic increase in NYMEX gas prices expected during the fourth quarter and the level of the company’s gas production which is sold at prices that do not fluctuate with NYMEX.

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After considering the impact of the changes in assumed NYMEX oil and gas prices, realized price assumptions and the other assumptions enumerated in the accompanying table, “Vintage Petroleum, Inc. and Subsidiaries, Revised 2005 Targets,” the company is increasing its target for 2005 cash flow (as defined in the attached table) by two percent to $445 million, which is $10 million higher than the previous target of $435 million. Similarly the revised target for 2005 EBITDAX has been raised by four percent, or $24 million, to $610 million from the previous target of $586 million.

Vintage to Webcast Third-Quarter 2005 Conference Call

The company’s third-quarter 2005 teleconference call to review third quarter results will be broadcast live on a listen-only basis over the internet on Thursday, November 3, 2005, at 3 p.m. Central time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. The teleconference may be accessed by dialing 800/362-0571 and providing the call identifier “Vintage” to the operator. The webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until November 11, 2005, by dialing 402/220-7223.

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Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of future production, operating costs, capital spending, EBITDAX, cash flow, NYMEX prices of oil and gas and company realizations, the impact of oil and gas hedging activities, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by Argentina as a result of its political and economic conditions and changes in the estimated impact on the company, as well as continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES:
Oil, condensate and NGL sales	$214,623	$136,382	$566,269	$367,320
Gas sales	53,457	49,158	155,509	127,284
Sulfur sales	702	234	2,434	949
Gas marketing	13,313	17,897	48,015	50,131

Total revenues	282,095	203,671	772,227	545,684

COSTS AND EXPENSES:
Production costs	46,669	34,010	133,864	104,175
Transportation and storage costs	4,163	3,643	12,692	8,704
Production and ad valorem taxes	9,738	5,732	24,954	16,557
Export taxes	19,155	12,778	48,823	25,691
Exploration costs	12,432	12,435	30,187	21,000
Gas marketing	12,307	16,857	44,973	47,409
General and administrative	17,807	13,959	51,978	48,814
Depreciation, depletion and amortization	35,914	26,720	103,664	72,687
Impairment of proved oil and gas properties	—	—	—	3,915
Accretion	1,819	1,685	5,358	4,932
Other operating (income) expense	549	1,671	3,478	(1,933)

Total costs and expenses	160,553	129,490	459,971	351,951

OPERATING INCOME	121,542	74,181	312,256	193,733

NON-OPERATING (INCOME) EXPENSE:
Interest expense	11,467	12,625	34,622	39,321
Loss on early extinguishment of debt	—	—	—	9,903
(Gain) loss on derivative transactions	(1,420)	14,917	42,024	15,361
Gain on disposition of assets	(925)	(17)	(941)	(72)
Foreign currency exchange (gain) loss	(676)	(285)	1,659	(1,112)
Other non-operating expense (income)	(1,467)	804	(2,624)	630

Net non-operating expense	6,979	28,044	74,740	64,031

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	114,563	46,137	237,516	129,702

INCOME TAX PROVISION:
Current	41,356	15,701	79,942	44,114
Deferred	989	3,024	6,456	5,115

Total income tax provision	42,345	18,725	86,398	49,229

INCOME FROM CONTINUING OPERATIONS	72,218	27,412	151,118	80,473
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—	(397)	10,743	3,086

NET INCOME	$72,218	$27,015	$161,861	$83,559

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
BASIC INCOME PER SHARE:
Income from continuing operations	$1.08	$0.42	$2.27	$1.24
Income (loss) from discontinued operations	—	(0.01)	0.16	0.05

Net income	$1.08	$0.41	$2.43	$1.29

DILUTED INCOME PER SHARE:
Income from continuing operations	$1.07	$0.42	$2.24	$1.23
Income (loss) from discontinued operations	—	(0.01)	0.16	0.05

Net income	$1.07	$0.41	$2.40	$1.28

Weighted average common shares outstanding:
Basic	67,004	65,283	66,651	64,786
Diluted	67,659	66,043	67,344	65,521

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$180,624	$124,221
Accounts receivable -
Oil and gas sales	127,995	107,870
Joint operations and other	12,696	12,479
Income taxes receivable	440	31,571
Deferred income taxes	42,110	15,364
Prepaids and other current assets	17,291	23,648

Total current assets	381,156	315,153

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,419,804	2,163,176
Oil and gas gathering systems and plants	23,926	23,926
Other	33,950	31,932

	2,477,680	2,219,034
Less accumulated depreciation, depletion and amortization	1,044,978	942,656

Total property, plant and equipment, net	1,432,702	1,276,378

DEFERRED INCOME TAXES	11,795	13,200

OTHER ASSETS, net	50,151	40,161

	$1,875,804	$1,644,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revenue payable	$29,164	$33,740
Accounts payable - trade	51,205	50,775
Current income taxes payable	24,744	23,565
Derivative financial instruments payable	99,096	27,672
Other payables and accrued liabilities	92,066	73,748

Total current liabilities	296,275	209,500

LONG-TERM DEBT	549,953	549,949

DEFERRED INCOME TAXES	87,715	80,383

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	93,590	90,707

OTHER LONG-TERM LIABILITIES	38,112	30,675

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par, 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.005 par, 160,000,000 shares authorized, 67,576,817 and 66,541,984 shares issued and 67,033,582 and 66,012,252 outstanding, respectively	338	333
Capital in excess of par value	381,951	361,120
Retained earnings	493,883	342,707
Accumulated other comprehensive loss	(56,653)	(13,088)

	819,519	691,072
Less treasury stock, at cost, 543,235 and 529,732 shares, respectively	4,319	4,319
Less unamortized cost of non-vested stock awards	5,041	3,075

Total stockholders’ equity	810,159	683,678

	$1,875,804	$1,644,892

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$161,861	$83,559
Adjustments to reconcile net income to cash provided by operating activities -
Income from discontinued operations, net of tax	(10,743)	(3,086)
Depreciation, depletion and amortization	103,664	72,687
Impairment of proved oil and gas properties	—	3,915
Accretion	5,358	4,932
Dry hole costs, impairments of unproved oil and gas properties and other	25,208	16,733
Provision for deferred income taxes	6,456	5,115
Foreign currency exchange (gain) loss	1,659	(1,112)
Gain on dispositions of assets	(941)	(72)
Loss on early extinguishment of debt	—	9,903
Stock compensation	4,691	7,091
Losses on derivative transactions	42,024	15,361
Other non-cash items included in net income	923	424
(Increase) decrease in receivables	9,532	(5,532)
Increase in payables and accrued liabilities	11,362	9,923
Other working capital changes	(833)	1,727

Cash provided by continuing operations	360,221	221,568
Cash provided by discontinued operations	—	34,646

Cash provided by operating activities	360,221	256,214

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures -
Oil and gas properties	(279,578)	(159,538)
Gathering systems and other	(2,255)	(2,132)
Purchase of company, net of cash acquired	—	(26,757)
Proceeds from sale of properties	4,213	67
Payments on non-hedge derivative transactions	(21,586)	—
Other	(9,120)	2,454

Cash used by investing activities – continuing operations	(308,326)	(185,906)
Cash used by investing activities – discontinued operations	—	(23,785)

Cash used by investing activities	(308,326)	(209,691)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	9,297	11,218
Purchase of treasury stock	—	(1,202)
Redemption of 9 3/4% Senior Subordinated Notes due 2009	—	(157,313)
Advances on revolving credit facility and other borrowings	79,000	370,100
Payments on revolving credit facility and other borrowings	(79,000)	(243,500)
Dividends paid	(10,299)	(9,042)
Other	5,860	(3,668)

Cash provided (used) by financing activities	4,858	(33,407)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(350)	632

NET INCREASE IN CASH AND CASH EQUIVALENTS	56,403	13,748
CASH AND CASH EQUIVALENTS, beginning of period	124,221	32,264

CASH AND CASH EQUIVALENTS, end of period	$180,624	$46,012

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
PRODUCTION:
Oil (MBbls) -
U.S. (b)	1,640	1,555	4,831	4,600
Argentina (a) (c)	3,004	2,578	9,105	7,453
Bolivia (a)	14	24	44	65
Yemen (a)	474	107	1,177	166
Continuing operations	5,132	4,264	15,157	12,284
Canada	—	214	—	664
Total	5,132	4,478	15,157	12,948
Gas (MMcf) -
U.S. (b)	6,512	8,135	21,336	21,500
Argentina (c)	1,947	2,306	6,328	6,485
Bolivia	1,278	2,466	3,845	6,014
Continuing operations	9,737	12,907	31,509	33,999
Canada	—	3,785	—	11,591
Total	9,737	16,692	31,509	45,590
MBOE from continuing operations	6,755	6,415	20,409	17,951
Total MBOE	6,755	7,260	20,409	20,546

(a) Oil production (in MBbls) before the impact of changes in inventories:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Argentina	2,931	2,528	8,787	7,458
Bolivia	13	28	40	71
Yemen	431	174	1,166	282

(b)	U.S. production for the three months and nine months ended September 30, 2005, is estimated to have been reduced as a result of the hurricanes in the Gulf Coast by 56 MBbls of oil and 740 MMcf of gas, or 179 MBOE. In addition, U.S. production for the nine months ended September 30, 2005, is estimated to have been reduced as a result of mudslides in Ventura County, California by 228 MBbls of oil and 304 MMcf of gas or 279 MBOE, respectively.

(c)	Argentina production for the three months and nine months ended September 30, 2004, is estimated to have been reduced as the result of a contract oil field worker strike by 162 MBbls of oil and 129 MMcf of gas, or 183 MBOE and 527 MBbls of oil and 429 MMcf of gas, or 598 MBOE, respectively. Argentina production for the three months and nine months ended September 30, 2005, is estimated to have been reduced as the result of a contract oil field worker strike by 246 MBbls of oil and 188 MMcf of gas, or 277 MBOE.

MBbls	-thousand barrels
MMcf	-million cubic feet
MBOE	-thousand barrels of oil equivalent

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Continued)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Average Sales Price (including impact of hedges):
Oil (per Bbl) -
U.S.	$40.04	$27.52	$37.91	$27.53
Argentina	40.06	34.39	35.11	31.27
Bolivia	25.22	24.68	23.61	24.42
Yemen	59.63	40.56	53.02	36.49
Continuing operations	41.82	31.99	37.36	29.90
Canada	—	28.39	—	28.33
Gas (per Mcf) -
U.S.	$7.46	$5.31	$6.67	$5.26
Argentina	1.00	0.74	0.90	0.64
Bolivia	2.29	1.72	1.95	1.66
Continuing operations	5.49	3.81	4.94	3.74
Canada	—	4.75	—	4.82
Average Sales Price (excluding impact of hedges):
Oil (per Bbl) -
U.S.	$56.07	$38.85	$48.14	$35.34
Argentina	40.06	34.39	35.11	31.27
Bolivia	25.22	24.68	23.61	24.42
Yemen	59.63	40.56	53.02	36.49
Continuing operations	46.94	36.12	40.62	32.82
Canada	—	37.10	—	33.85
Gas (per Mcf) -
U.S.	$8.02	$5.27	$6.82	$5.27
Argentina	1.00	0.74	0.90	0.64
Bolivia	2.29	1.72	1.95	1.66
Continuing operations	5.86	3.78	5.04	3.74
Canada	—	4.75	—	4.82

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

REVISED 2005 TARGETS

	Previous 2005 Targets	Revised 2005 Targets(c)
Oil production (MMBbls):
U.S.	6.3	6.4
Argentina	12.3	12.3 (e)
Bolivia	0.1	0.1
Yemen	1.6	1.7
Total	20.3	20.5
Gas Production (Bcf):
U.S.	28.4	27.8
Argentina	8.5	8.2
Bolivia	5.0	5.2
Total	41.9	41.2
Total MMBOE	27.3	27.3
Assumed NYMEX(a) prices:
Oil	$55.00	$56.50
Gas	$7.00	$8.50
Net realized price (before impact of hedging) as a percent of NYMEX(a) - Total Company:
Oil	74%	74%
Gas	70%	67%
DD&A per BOE (oil and gas only)	$5.00	$5.00
G&A per BOE	$2.40	$2.50
Production, transportation and storage costs per BOE	$7.25	$7.20
Production, ad valorem and export taxes per BOE	3.55	3.80

Total LOE per BOE	$10.80	$11.00
Non-Acquisition Capital Spending Budget (in millions)	$285	$285
Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions) (d)	$435	$445
EBITDAX (in millions)(b)(d)	$586	$610

MMBbls	– million barrels
Bcf	– billion cubic feet
MMBOE	– million barrels of oil equivalent

(a)	NYMEX

Oil -	Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.

Gas -	Average of the settlement price per MMBtu for the last three trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

(b)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of change in accounting principle, loss on early extinguishment of debt, gains/losses on property sales and other non-cash items.

(c)	Targets do not reflect any future acquisitions or dispositions of assets. Targets reflect the impact of existing hedges. See “2005 Targets Updated” and “Forward-Looking Statements” elsewhere in the release.

(d)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measure as the company does not establish targets for such GAAP financial measures.

(e)	Includes sales volumes of 319,000 barrels for an expected decrease in oil inventories.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

COMMODITY DERIVATIVE STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price $ Per Bbl
December 31, 2005	1,269,600	34.88
March 31, 2006	427,500	37.39
June 30, 2006	432,250	36.80
September 30, 2006	437,000	36.32
December 31, 2006	437,000	35.93
March 31, 2007	189,000	34.26
June 30, 2007	63,700	39.66
September 30, 2007	64,400	39.38
December 31, 2007	64,400	39.10

GAS PRICE SWAPS

Quarter Ending	MMBtu	NYMEX Reference Price $ Per MMBtu
December 31, 2005	1,186,800	6.37
March 31, 2006	243,000	6.47
June 30, 2006	245,700	6.47
September 30, 2006	248,400	6.47
December 31, 2006	248,400	6.47
March 31, 2007	225,000	6.00
June 30, 2007	227,500	6.00
September 30, 2007	230,000	6.00
December 31, 2007	230,000	6.00

GAS PRICE COLLARS

MMBtu For October to December 2005	NYMEX Floor Reference Price $ Per MMBtu	NYMEX Cap Reference Price $ Per MMBtu
460,000	6.00	6.80
920,000	6.00	8.02
460,000	6.00	8.73
920,000	6.00	9.21

-Table Follows-

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, all exploration costs and further adjusted for payments on derivative transactions no longer qualifying for hedge accounting which are reflected as investing activities under GAAP. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt and is comparable to targets established by the company. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

EBITDAX is also presented below because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX as a useful tool for comparison of the company’s financial indicator with those of peer companies and is comparable to targets established by the company. EBITDAX should not be considered as an alternative to net income or cash provided by operating activities, as defined by GAAP. The following table reconciles cash provided by operating activities to cash flow and EBITDAX (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Cash provided by operating activities (GAAP measure)	$174,891	$114,006	$360,221	$256,214
Adjustments to remove the impact of:
Cash provided by discontinued operations	—	(12,231)	—	(34,646)
Changes in working capital items related to operating activities	(51,903)	(16,341)	(20,061)	(6,118)
Exploration geological and geophysical costs	(766)	1,386	4,979	4,267
Payments on derivative transactions included in investing activities	(8,745)	—	(21,586)	—

Cash flow (non-GAAP measure)	113,477	86,820	323,553	219,717
Current taxes	41,356	15,701	79,942	44,114
Interest expense	11,467	12,625	34,622	39,321

EBITDAX (non-GAAP measure)	$166,300	$115,146	$438,117	$303,152